Exhibit 99.6

                                                   Press Release

CONTACT:


Gordon Link                                              Janet Dally (investors)
NaPro BioTherapeutics, Inc.                              Justin Jackson (media)
VP and Chief Financial Officer                           Burns McClellan, Inc.
(303) 530-3891                                           (212) 213-0006

For Immediate Release

                          NAPRO AND IVAX TERMINATE PACLITAXEL
                          DEVELOPMENT AND MARKETING AGREEMENT

Boulder, Colo., March 19, 1998 - NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) today announced that NaPro and Baker Norton Pharmaceuticals, Inc., a wholly owned subsidiary of IVAX Corporation (AMEX: IVX), have terminated their paclitaxel development and marketing agreement dating from 1993.

Under terms of the termination agreement, IVAX will receive a royalty-free, limited, non-exclusive license to NaPro's pending patents for a stable formulation of paclitaxel in the United States, Europe and certain other world markets. In return, NaPro will receive a cash payment of approximately $6 million, additional payments of up to approximately $6.4 million contingent upon the issuance of the patents in certain jurisdictions, and the return of IVAX's approximate 1.1 million shares of NaPro common stock. NaPro will continue to supply IVAX an agreed upon amount of paclitaxel.

"This agreement frees both IVAX and NaPro to separately pursue registration of paclitaxel around the world, and allows both parties to form other alliances," said Sterling Ainsworth, NaPro President and Chief Executive Officer.

NaPro  BioTherapeutics,   Inc.,   headquartered  in  Boulder,   Colorado,  is  a
biopharmaceutical company focused on the development, production and licensing of complex natural-product pharmaceuticals.

Except for the historical matters contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risks and uncertainties which may affect the company's business and prospects, including the risk that the transaction may not close, and certain economic, competitive, governmental, technological and other factors discussed in NaPro's filings with the Securities and Exchange Commission.

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